Notice of Special Grant of Stock Options and Option Agreement	Harley-Davidson, Inc. ID: 39-1805420 3700 West Juneau Avenue Milwaukee, WI 53208
«FirstName» «LastName» «Address1» «City,» «State» «Zip» «Country»	Option Number: Plan: 2004 Incentive Stock Plan ID:

Effective «GrantDate», you have been granted a(n) Non-Qualified Stock Option to buy «# of shares» shares of Harley-Davidson, Inc. (the Company) stock at «price» per share. The total option price of the shares granted is «$ amount».

Shares in each period will become fully vested on the date shown.

Shares	Vest Type*	Full Vest*	Expiration
«shares» «shares» «shares» «shares»

These options are granted under and governed by the terms and conditions of the Company’s 2004 Incentive Stock Plan and this Option Agreement.

* See attached Exhibit A

Vice President and Treasurer Date: Time:

Exhibit A

If you cease to be employed by the Company by reason of Retirement (as defined in the Company’s 2004 Incentive Stock Plan), then, effective immediately prior to the time of cessation of employment, options to purchase all shares that were not previously vested will become fully vested except where Cause (as defined below) existed prior to the time of cessation of employment. The exercisability and termination of such options following Retirement will remain subject to Section 7(f)(ii) of the Company’s 2004 Incentive Stock Plan.

“Cause” shall mean (1) your conviction of a felony or a plea by you of no contest to a felony, (2) willful misconduct on your part that is materially and demonstrably detrimental to the Company, (3) your willful refusal to perform requested duties consistent with your office, position or status with the Company (other than as a result of your physical or mental disability) or (4) other conduct or inaction that the Committee determines in its discretion constitutes Cause. With respect to clauses (2), (3) and (4) of this paragraph, Cause shall be determined by a majority of the Committee (as defined in the Company’s 2004 Incentive Stock Plan) at a meeting held after reasonable notice to you and including an opportunity for you and your counsel to be heard. The Committee shall not have the right to determine that Cause exists pursuant to clause (4) of this paragraph following the occurrence of a Change of Control (as defined in the Company’s 2004 Incentive Stock Plan). All determinations of the Committee hereunder shall be final.